                                                                   Exhibit 99.1


Contact:   Michael Catalano                         Bruce A. Teal
           President and Chief Executive Officer    Sr. Vice President and Chief
           (615) 376-1319                           Financial Officer
                                                    (615) 376-1361

America Service Group to Redeem $7.5 Million of Bridge Notes

NASHVILLE, Tennessee (June 17, 1999) - America Service Group Inc. (NASDAQ:ASGR) today announced that, on July 2, 1999, the Company will redeem $7.5 million of the $15 million of outstanding Bridge Notes issued as part of the $67 million cash purchase price of EMSA Government Services ("EMSA"), which was acquired on January 26, 1999. The acquisition was financed by $47 million of Senior Debt with NationsBank, $5 million of redeemable convertible preferred stock purchased by Ferrer Freeman Thompson & Co. ("FFT") and $15 million of Bridge Notes to FFT. The Bridge Notes will be converted to preferred stock upon shareholder approval.

     The redemption will be immediately accretive to earnings. It will reduce dilutive common shares by approximately 0.8 million shares and reduce annual dividends by $0.4 million. During the first quarter of 1999, the Company reduced Senior Debt by $10 million. In addition to the redemption of the $7.5 million in Bridge Notes, the Company has further reduced Senior Debt by an additional $5 million in June 1999.

     Michael Catalano, president and chief executive officer of America Service Group, stated, "We are pleased with the progress of the EMSA acquisition, demonstrated by our ability to repay $22.5 million in debt within the first five months of combined operations."

     America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group contracts with approximately one hundred government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

     This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.